Exhibit 99.1

Emerge Energy Services LP Receives Expected NYSE Notice Regarding Listing Standards

Fort Worth, Texas — May 23, 2019 — Emerge Energy Services LP (NYSE: EMES) (the “Partnership”) today announced that it received an expected notification from the New York Stock Exchange (“NYSE”) on May 17, 2019 that the Partnership is no longer in compliance with NYSE continued listing criteria that require listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period.

In accordance with NYSE rules, the Partnership has a period of six months from receipt of the notice to regain compliance with the NYSE’s minimum share price requirement, with the possibility of extension at the discretion of the NYSE. Under NYSE rules, the Partnership’s common units will continue to be listed and traded on the NYSE during this period, subject to the Partnership’s compliance with other NYSE continued listing requirements. Notwithstanding the foregoing, if the Partnership’s common units trade at an “abnormally low” price level under NYSE rules or the 30-day average market capitalization for the common units is below $15 million, the Partnership will be delisted and the six month cure period discussed above will not be available. The notice does not affect the Partnership’s ongoing business operations or its U.S. Securities and Exchange Commission reporting obligations.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a limited partnership engaged in the business of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells, through its subsidiary Superior Silica Sands LLC.

PRESS CONTACT

Investor Relations

(817) 618-4020